As filed with the Securities and Exchange Commission on March 18, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____

BP p.l.c.

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

1 St. James’s Square

London SW1Y 4PD, England

(Address of principal executive offices)

BP Amoco 1991 Incentive Program

(Full title of plan)

_____

Suzanne R. Sawada
Vice-President
BP America Inc.
4101 Winfield Road
Warrenville, Illinois 60555
(630) 821-2419
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

With a copy to: Peter B.P. Bevan Group General Counsel and Executive Vice-President BP p.l.c. 1 St. James’s Square London SW1Y 4PD, England +44 (20) 7496 4013

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Units/Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares (1)	120,000,000	$ 10.8268	$ 1,299,216,000	$ 51,059.19(2)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the plans in connection with variations in share capital, demergers, special dividends or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based on the average of the high and low quotation for Ordinary Shares of BP p.l.c. on The London Stock Exchange on March 14, 2008 and the buying rate for pounds sterling of £1.00=$2.0294, as announced by the Federal Reserve on that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents By Reference.

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (“Commission”) by BP p.l.c., (“BP” or the “Company”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

•	BP’s Annual Report on Form 20-F (SEC file number 001-6262) for the year ended December 31, 2007
•	BP’s Report on Form 6-K (SEC file number 001-6262) dated August 6, 2001, which contains a description of the Ordinary Shares of BP

In addition, all Forms 20-F filed by BP pursuant to the Securities Exchange Act of 1934, as amended, and certain Reports on Form 6-K furnished by BP (which indicate on their cover pages that they are incorporated herein by reference), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or made.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

BP has entered into Deeds of Indemnity with the directors and secretary of BP by which BP agrees and confirms that the provisions of Article 156 of BP’s Articles of Association (as the same may from time to time be amended or modified) (the “Indemnity”) shall be enforceable directly by them against BP. The Directors and Secretary must promptly give BP written notice of any matter or circumstance which may give rise to a claim under the Indemnity and permit BP (where appropriate) to participate in and assume the defense of any action, suit or proceeding or governmental or other investigation of which they are made or threatened to be made a party and which may give rise to a claim under the Indemnity.

Article 156 of BP’s Articles of Association currently provides:

“Subject to the provisions of and so far as may be consistent with the Statutes, every Director, auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.”

With effect from 1 October 2007, the following provisions of the Companies Act 2006 (inserted by para. 2(1)(d) Companies Act 2006 (Commencement No. 3, Consequential Amendments, Transitional Provisions and Savings) Order 2007) provide as follows:

                “232    Provisions protecting directors from liability

(1)

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void except as permitted by –

(a)	section 233 (provision of insurance),
(b)	section 234 (qualifying third party indemnity provision), or
(c)	section 235 (qualifying pension scheme indemnity provision).
(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.
(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.
233	Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234	Qualifying third party indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -
(a)	any liability of the director to pay -
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director -

(i)	in defending criminal proceedings in which he is convicted, or
(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5)	For this purpose -
(a)	a conviction, judgment or refusal of relief becomes final -
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and
(b)	an appeal is disposed of -
(i)	if it is determined and the period of bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under -

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235	Qualifying pension scheme indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.
(2)

Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -

(a)	any liability of the director to pay -
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5)	For this purpose -
(a)	a conviction becomes final -
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal is disposed of, and
(b)	an appeal is disposed of -
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”
“256	Associated bodies corporate

For the purposes of this Part –

(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and
(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”
“239	Ratification of acts of directors
(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.
(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.
(4)

Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section –
(a)	“conduct” includes acts and omissions;
(b)	“director” includes a former director;
(c)	a shadow director is treated as a director; and
(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).
(6)	Nothing in this section affects –
(a)	the validity of a decision taken by unanimous consent of the members of the company, or
(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)           This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”

1157	Power of court to grant relief in certain circumstances
(1)	If in proceedings for negligence, default, breach of duty or breach of trust against –
(a)	an officer of a company, or
(b)	a person employed by a company as auditor (whether he is or is not an officer of the company)

it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)           If any such officer or person has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust –

(a)	he may apply to the court for relief, and
(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

      (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

In addition, BP procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers in circumstances in which BP, its subsidiaries and associated entities are not permitted or are otherwise unable or unwilling to meet by way of indemnity. No entity coverage for the benefit of BP is currently included as part of that insurance policy. While defense costs may be met, neither BP’s indemnity nor the insurance provides coverage in the event that a director or officer is the subject of criminal or regulatory fines or penalties or is proved to have acted fraudulently or dishonestly.

Item 8. Exhibits.

The following Exhibits are filed herewith unless otherwise indicated

Exhibit No.	Description
4.1	BP Amoco 1991 Incentive Program
5.1	Opinion of Peter B. P. Bevan, Group Vice-President of BP p.l.c. regarding the validity of the securities being registered and consent of counsel
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, London, England
23.2	Consent of Peter B. P. Bevan (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page of this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on March 14, 2008.

BP p.l.c.
(Registrant)

By: /s/David J. Jackson
(Name) David J. Jackson
(Title) Company Secretary

POWER OF ATTORNEY

Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints Suzanne R. Sawada, the agent for service named in the registration statement, and appoints each of Dr. A. B. Hayward, Dr. B. E. Grote, Stephen R. Winters and Suzanne R. Sawada, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any amendments to this registration statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Peter D. Sutherland	Non-Executive Director	March 14, 2008
P.D. Sutherland	(Chairman)

/s/ Tony Hayward	Executive Director	March 14, 2008
Dr. A.B. Hayward	Group Chief Executive
(Principal Executive Officer)

/s/ Byron Grote	Executive Director	March 14, 2008
Dr. B.E. Grote	(Chief Financial Officer)

/s/ David C. Allen	Executive Director	March 14, 2008
Dr. D. C. Allen

/s/ C. B. Carroll	Non-Executive Director	March 14,, 2008
C. B. Carroll

/s/ A. Burgmans	Non-Executive Director	March 14, 2008
A. Burgmans

/s/ Iain.C. Conn	Executive Director	March 14, 2008
I.C. Conn

/s/ E.B. Davis, Jr.	Non-Executive Director	March 14, 2008
E. B. Davis, Jr.

/s/ D. Flint	Executive Director	March 14, 2008
D. J. Flint

/s/ Willaim Castell	Executive Director	March 14, 2008
Sir William Castell

/s/ Dr. D. S. Julius	Executive Director	March 14, 2008
Dr. D. S. Julius

/s/ A. G. Inglis	Executive Director	March 14, 2008
A. G. Inglis

/s/ Dr. W. E. Massey	Non-Executive Director	March 14, 2008
Dr. W. E. Massey

/s/ Tom McKillop	Non-Executive Director	March 14, 2008
Sir Tom McKillop

/s/ Ian Prosser	Non-Executive Director	March 14, 2008
Sir Ian Prosser	(Deputy Chairman)

___________
George David	Non-Executive Director

/s/ Suzanne R. Sawada	Authorized Representative	March 17, 2008
Suzanne R. Sawada	in the United States

EXHIBIT INDEX

Exhibit No.	Description	Page
4.1	BP Amoco 1991 Incentive Program

5.1	Opinion of Peter B. P. Bevan, Group Vice-President of BP p.l.c. regarding the validity of the securities being registered and consent of counsel

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, London, England

23.2	Consent of Peter B.P. Bevan (included in exhibit 5.1)

24.1	Powers of Attorney (included in the signatures page of this Registration Statement)